EXHIBIT "99"

                       EAST TEXAS FINANCIAL SERVICES, INC.
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           1200 South Beckham o P. O. Box 6910 o Tyler, TX 75711-6910
                        903-593-1767 o Fax 903-593-1094


                                  NEWS RELEASE

For verification, contact:  Gerald W. Free, Vice Chairman/President/CEO
                            Derrell W. Chapman, Vice President/COO/CFO

Telephone: (903) 593-1767
Fax:       (903) 593-1094

For immediate release: December 16, 1999

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                       EAST TEXAS FINANCIAL SERVICES, INC.
                           ANNOUNCES YEAR END EARNINGS

Tyler, Texas, December 16, 1999, - - - East Texas Financial Services, Inc., (OTC Bulletin Board: ETFS.OB), the holding company for First Federal Savings and Loan Association of Tyler, Texas, today reported that consolidated net income for the fiscal year ended September 30, 1999, was $297,990 or $.23 per share compared to net income of $560,946 or $.39 per share for the year ended September 30, 1998.

"We were  expecting a decrease in earnings for the current  year," stated Gerald
W. Free, Vice Chairman, President and CEO. "The expenses associated with our new office location in South Tyler and the introduction of new commercial and consumer banking products and services during the year accounted for a substantial portion of the decline in earnings. We anticipated that it would take approximately 18 months to begin seeing positive earnings from the new location. We are well ahead of that pace." In April of 1999, the Company opened a new full service branch office at 7205 S. Broadway in Tyler. The office is staffed with eight full time and two part time employees. The primary focus of the new location is on commercial and consumer banking relationships. In addition, the company now offers a full line of consumer and commercial banking products at its two other full service locations in Tyler and Whitehouse, Texas. The Company also has loan production offices located in Tyler and Lindale, Texas.

Total assets of the Company were reported as $153.7 million at September 30, 1999, compared to $124.0 million at September 30, 1998. Loans receivable totaled $67.3 million at year end, an increase of $6.2 million or approximately 10.0% from the $61.1 million reported at September 30, 1998.

Stockholders' equity totaled $18.4 million at September 30, 1999, a decrease of $2.0 million from the $20.4 million at September 30, 1998. During the fiscal year ended September 30, 1999, the Company repurchased 171,203 shares of treasury stock at an average price of $12.90 per share and ended the year with 1,294,420 shares outstanding. At year end, the Company owned 590,072 shares of treasury stock at an average price of $11.84 per share. Shares of the Company's stock closed at $14.00 per share at September 30, 1999, compared to a close of $13.25 at September 30, 1998.

"In addition to the new consumer and commercial banking products and services introduced this year, we spent a substantial amount of time and expense in analyzing potential merger candidates," noted President Free. "We have believed for some time that an acquisition was one of the best methods to increase the size of our balance sheet, increase earnings and ultimately increase the value of our stockholders' investment. We are extremely pleased to have completed a plan to add Gilmer Savings Bank, F.S.B. to our operations. We believe that we can bring an enhanced array of products to the Gilmer market that will complement their current operations and that the merger allows us to expand our markets and continue our growth strategy. We view this as an opportunity to enhance the value of our stock. We expect the merger to be completed in early 2000 and we expect to see positive results from it next year."

Capital levels for the Company's wholly owned subsidiary, First Federal Savings and Loan Association of Tyler, were reported at year end as 11.2% for both tangible and core capital ratios, in excess of the minimum required levels of 1.5% and 4.0% respectively. The Association's risk-based capital ratio was 27.9% of risk-weighted assets at September 30, 1999, as compared to the minimum, 8.0% regulatory requirement. At year end, the Association was considered a "well-capitalized" institution.

At September 30, 1999, non-performing assets totaled $768,000 or .50% of total assets, compared to $228,000 or .18% of assets at September 30, 1998. Non-performing loans to total loans receivable equaled 1.14% at September 30, 1999 compared to .37% at September 30, 1998. Classified assets were reported as $1.1 million at year end, compared to $570,000 at September 30, 1998.

                       - selected financial data follows -
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
                                                 Selected Financial Data

(Dollars in Thousands, except share data)                         1999         1998         1997         1996         1995
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
At September 30,
----------------
Total assets ...............................                   $  153,725   $  124,017   $  115,949   $   114,373   $  117,077
Loans receivable, net ......................                       67,250       61,119       57,110        47,925       41,760
Investment Securities - Available-for-sale .                        5,919            0            0             0            0
Investment securities - held-to-maturity ...                       30,481       29,767       23,058        30,139       30,263
Mortgage-backed securities - available
  for sale .................................                       32,894       12,810        4,356             0            0
Mortgage-backed securities -
  held-to-maturity .........................                        5,807       10,941       18,152        24,949       33,741
Deposits ...................................                       87,540       86,644       88,551        90,768       92,474
FHLB advances ..............................                       45,058       14,946        4,195             0            0
Stockholders' equity .......................                       18,419       20,384       20,879        20,931       23,146
Common shares outstanding ..................                    1,294,420    1,464,056    1,026,366     1,079,285    1,256,387
Book value per share .......................                        14.23        13.92        20.34         19.39        18.42



For The Year Ended September 30,
--------------------------------
Net interest income ........................                   $    3,231   $    3,298   $    3,419   $     3,552   $    3,658
Provision for loan losses ..................                            0            0            5             0            0
Other operating income .....................                          358          361          302           371          299
Operating expenses .........................                        3,141        2,768        2,523         3,200        2,335
Net income .................................                          298          561          767           458        1,071



Selected Financial Ratios
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Return on average assets ...................                         0.21%        0.46%        0.67%         0.40%        0.92%
Return on average equity ...................                         1.51         2.72         3.67          2.08         5.47
Interest rate spread (average) .............                         1.81         2.00         2.21          2.27         2.49
Net interest margin ........................                         2.41         2.83         3.12          3.16         3.21
Ratio of interest-earning assets to
interest-
  bearing liabilities ......................                       113.80       119.58       122.29        122.23       119.13
Operating expenses to average assets .......                         2.26         2.31         2.19          2.77         2.01
Efficiency ratio ...........................                        91.21        78.96        69.24         84.10        59.70
Net interest income to operating expenses ..                         1.03 x       1.20 x       1.35 x        1.11 x       1.57 x



Asset Quality Ratios
--------------------
Non-performing assets to total assets ......                         0.50%        0.18%        0.27%         0.39%        0.34%
Non-performing loans to total loans ........                         1.14         0.37         0.54          0.94         0.95
receivable
Allowance for loan losses to non-performing                         35.16       102.19        88.06         64.22        74.75
loans
Allowance for loan losses to total loans ...                         0.40         0.38         0.48          0.60         0.71
Allowance for loan losses to total assets ..                         0.18         0.18         0.24          0.25         0.25



Regulatory Capital Ratios (Association only)
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Total capital to total assets ..............                        11.22%       14.91%       15.21%        15.39%       14.40%
Tangible capital ratio .....................                        11.30        14.95        15.20         15.30        14.40
Core capital ratio .........................                        11.30        14.95        15.20         15.30        14.40
Risk-based capital ratio ...................                        27.94        38.29        40.22         44.23        43.44



                    Serving the Financial Needs of East Texas